Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated July 9, 2018 with respect to the shares of Common Stock of Inspire MD, Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: July 9, 2018

Bigger Capital Fund, LP

By:	Bigger Capital Fund GP, LLC, its general partner

By:	/s/ Michael Bigger
	Name:	Michael Bigger
	Title:	Managing Member

Bigger Capital Fund GP, LLC

By:	/s/ Michael Bigger
	Name:	Michael Bigger
	Title:	Managing Member

/s/ Michael Bigger
Michael Bigger

/s/ Patricia Winter
PATRICIA WINTER